Exhibit 3.19

2345112

ENDORSED - FILED

in the office the Secretary of State

of the State of California

MAY 23 2001

BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF DUBLIN, INC.

FIRST: The name of the corporation is:

BURLINGTON COAT FACTORY REALTY OF DUBLIN, INC.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

THIRD: The corporation’s initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is Bruce Hackel, 1201 South Baldwin Avenue, Arcadia, California 97001.

FOURTH: The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

FIFTH: The personal liability of the directors of the corporation for monetary damages to the corporation or to its shareholders is hereby eliminated to the fullest extent permitted by Section 204(a)(10) of the General Corporation Law.

SIXTH: This Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the General Corporation Law), whether by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification expressly permitted by Section 317 of the General Corporation Law for breach of duty to the Corporation and Its shareholders, subject only to the applicable limits upon such indemnification set forth in Section 204(a)(11) of the General Corporation Law.

Dated: May 22, 2001

/s/ Maria R. Fischetti
Maria R. Fischetti, Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Maria R. Fischetti
Maria R. Fischetti